Exhibit 99.2

Hycroft Mining Holding Corporation

2025 PERFORMANCE AND INCENTIVE PAY PLAN

1. PURPOSE OF PLAN

The Hycroft Mining Holding Corporation (the “Corporation”) has adopted this Plan to promote the interests of the Corporation, its Affiliated Entities and its stockholders by using stock-based incentives to attract, retain and motivate its management and other persons, including officers, Directors, key employees and certain Consultants, to encourage and reward such persons’ contributions to the performance of the Corporation, to promote ownership of the Corporation’s equity. and to align their interests with the interests of the Corporation’s stockholders.

2. DEFINITIONS

Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth below:

“Affiliated Entity” means any corporation or other entity controlled by the Corporation and designated by the Committee or Board as such.

“Award” or “Awards,” except where referring to a particular category or grant under the Plan, means awards granted pursuant to the Plan and shall include Restricted Stock, Restricted Stock Units, Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Performance Shares, Performance Units, and Other Stock-Based Awards.

“Award Agreement” means either one of the following, in such form as the Committee shall from time to time approve: (i) an agreement entered into by the Corporation and a Participant setting forth the terms and provisions applicable to an Award; or (ii) a written or electronic statement issued by the Corporation to a Participant describing the terms and provisions of an Award. The Committee may provide for the use of non-paper Award Agreement(s) and acceptance and other actions related thereto that involve the use of electronic, internet, intranet or other non-paper means.

“Board” or “Board of Directors” means the board of directors of the Corporation.

“Canadian Taxpayer” means (i) a Participant who is a resident of Canada for purposes of the Tax Act or (ii) a Participant who has exercised employment duties in Canada and whose Award is subject to tax under the Tax Act.

“Cause” shall mean, with respect to any Participant, (i) any material breach of any agreement or contract with the Corporation, any Subsidiary of the Corporation or an Affiliated Entity, including any restrictive covenant set forth therein, that, if curable, remains uncured for thirty (30) days following written notice from the Corporation; (ii) any act of dishonesty, fraud, theft, embezzlement, fraud or misappropriation of funds with respect to the Corporation, any Subsidiary of the Corporation or an Affiliated Entity (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) the conviction, plea of guilty or no contest or commission of a felony or a crime involving fraud, dishonesty, moral turpitude; (iv) any intentional, grossly negligent or unlawful misconduct or other willful act or omission that causes material harm to the standing, finances, business or reputation of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity; (v) such Participant’s repeated failure to perform his or her duties to, or to comply with lawful directives, rules or policies, of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity (other than failure resulting from incapacity due to mental or physical illness or injury or from any authorized time off or leave) or substantive abuse in the workplace; (vi) the violation of any law or regulation including those regarding employment discrimination or sexual harassment; (vii) the unauthorized dissemination of Confidential Information of the Corporation or any Subsidiary of the Corporation; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding such Participant (including such Participant’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of such Participant when applying for employment with the Corporation, any Subsidiary of the Corporation or an Affiliated Entity; (ix) the Participant’s repeated and consistent underperformance based on formal feedback and following the provision of an opportunity to cure; (x) the Participant’s insubordination and/or breach of Corporation ethics; or (xi) the Participant’s refusal or failure to perform specific directives of the Board or any officer or employee to whom such Participant reports to the extent that such directives are lawful and consistent with the scope and nature of the Participant’s duties and responsibilities as an employee or contractor of the Corporation. A Participant’s employment or engagement with the Corporation also shall be deemed terminated for Cause if the Participant resigns from the Corporation and the Board or the Committee determines in good faith, either before, at the time of, or after such termination, that one or more of the events described above existed as of the time of such resignation. Notwithstanding the foregoing, if the Participant and the Corporation or the Affiliated Entity have entered into an employment or services agreement that defines the term “Cause” (or-e a similar term), such definition shall govern for purposes of determining whether such Participant has been terminated for Cause for purposes of the Plan.

“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:

(i)	any Person (as defined herein) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly, of at least 30% of the outstanding stock of the Corporation entitled to vote in the election of directors of the Corporation, provided that the event described in this paragraph (i) will not be deemed to be a Change in Control by virtue of the ownership or acquisition of Corporation stock :(A) by the Corporation or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities for the Corporation. For purposes of this definition, the term “Person” is as defined in Section 3(a)(9) of the Exchange Act and used as such term is used in Sections 13(d) and 14(d) of the Exchange Act;

(ii)	the individuals who are Continuing Directors (as hereinafter defined) of the Corporation cease to constitute a majority of the members of the Board of Directors. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the Effective Date, provided that any person becoming a member of the Board of Directors subsequent to the Effective Date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;

(iii)	the stockholders of the Corporation adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Corporation;

(iv)	the Corporation is a party to a merger, consolidation, amalgamation, plan of arrangement, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Corporation following consummation of such merger, consolidation, amalgamation, plan of arrangement or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Corporation) and the stockholders of the Corporation immediately prior to such transaction hold, directly or indirectly, at least 50% of the voting power of the resulting entity; provided, however, that a merger, consolidation, amalgamation, plan of arrangement or other business combination effected to implement a recapitalization of the Corporation (or similar transaction) shall not constitute a Change in Control; or

(v)	there is a change in control of the Corporation of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Corporation, is then subject to such reporting requirements.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee consisting of two or more members of the Board, each of who shall meet the requirements for (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “independent director” under the rules of the NASDAQ Stock Market or any other exchange or national market system listing the Corporation’s Common Stock, and any other required independence standards.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

“Confidential Information” means material nonpublic proprietary information regarding the Corporation or its Subsidiaries or Affiliated Entities, including but not limited to intellectual property, financial data, forecasts or budgets, business and marketing plans, operations details or proposals, reports or other documents containing proprietary information regarding the Corporation, its business prospects or operations.

“Corporation” or “Hycroft” means Hycroft Mining Holding Corporation, a Delaware corporation.

“Consultant” means any consultant or advisor if:

(a)	the consultant or advisor renders bona fide services to the Corporation or any Affiliated Entity;

(b)	the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Corporation’s securities; and

(c)	the consultant or advisor is a natural person who has contracted directly with the Corporation, any Subsidiary of the Corporation or an Affiliated Entity to render such services under a written contract.

“Director” means a member of the Board of Directors who is not an Employee (including any director who has retired as an Employe

“Effective Date” means the date that stockholders approve the Plan.

“Eligible Person” means any Employee, Director or Consultant of the Corporation, Subsidiary of the Corporation, or of any Affiliated Entity.

“Employee” means any officer or other employee of the Corporation, any Subsidiary of the Corporation or any Affiliated Entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Price” means the price at which the shares of Common Stock underlying an Option or SAR may be purchased upon exercise thereof.

“Expiration Date” means the tenth (10th) anniversary of the Effective Date.

“Fair Market Value” means, as applied to a specific date, the price of a share of HYMC Class Common A Stock that is based on closing price of a share of HYMC Class Common A Stock reported on the Nasdaq Stock Market or any other established stock exchange or national market system on which the Corporation’s Common Stock is traded on the applicable grant date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Compensation Committee in its discretion. Unless the Compensation Committee determines otherwise or unless otherwise specified in an award agreement, Fair Market Value shall be deemed to be equal to the closing price of a share of HYMC Class Common A Stock on the grant date and if such date is not a trading date, the most recent date on which shares of HYMC Class Common A Stock were publicly traded. Notwithstanding the foregoing, if the HYMC Class Common A Stock is not traded on any established stock exchange or national market system, the Fair Market Value means the price of a share of HYMC Class Common A Stock as established by the Compensation Committee acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.

“Incentive Stock Option” or “ISO” means a Stock Option that qualifies as an incentive stock option under Section 422 of the Code.

“Non-Employee Director” means a director defined in Rule 16b-3 under the Exchange Act.

“Non-qualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means a right to purchase Common Stock granted under Article 8 to an Eligible Person.

“Other Stock-Based Award” means an equity-based or equity-related Award of a type other than those described in Articles 7 — 10, and which is granted pursuant to Article 11.

“Participant” means any Eligible Person who has received an Award under the Plan or such Eligible Person’s successor in interest.

“Performance Period” means the period of time during which performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award

“Performance Share” means an Award granted to a Participant pursuant to Article 10, denominated in shares of Common Stock, the value of which at the time it is payable is determined based on actual results of the corresponding performance criteria.

“Performance Unit” means an Award granted to a Participant pursuant to Article 10, denominated in units, the value of which at the time it is payable is determined based on actual results of the corresponding performance criteria.

“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units (or other types of Awards as may be applicable) are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or on the occurrence of other events as determined by the Committee, in its discretion), as provided in the Plan and/or the applicable Award Agreement.

“Permanent Disability” shall mean that the Participant becomes physically or mentally incapacitated or disabled so that the Participant is unable to perform substantially the same services as the Participant performed prior to incurring such incapacity or disability (the Corporation, at its option and expense, being entitled to retain a physician to confirm the existence of such incapacity or disability, and the determination of such physician to be binding upon the Corporation and the Participant), and such incapacity or disability continues for a period of three consecutive months or any six months in any 12-month period or such other period(s) as may be determined by the Committee with respect to any Award; provided, however, that if the Participant and the Corporation or the Affiliated Entity have entered into an employment or services agreement which defines the term “Permanent Disability” (or a similar term), such definition shall govern for purposes of determining whether such Participant is subject to a Permanent Disability for purposes of the Plan. Notwithstanding the foregoing, (i) for purposes of determining the period during which an Incentive Stock Option may be exercised pursuant to Section 12.2.1 hereof, “Permanent Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code and (ii) for purposes of an Award subject to Section 409A, “Permanent Disability” shall mean “disabled” as set forth in Section 409A(a)(2)(C) of the Code.

“Plan” means this 2025 Performance and Incentive Pay Plan of the Corporation, as amended, supplemented or restated from time to time.

“Prior Plan” means the Hycroft Mining Holding Company 2020 Performance and Incentive Pay Plan.

“Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

“Reorganization” means any merger, consolidation, sale or other disposition of all or substantially all of the assets of the Corporation or other reorganization.

“Restricted Stock” means Common Stock granted under the Plan which is subject to certain restrictions and to a risk of forfeiture.

“Restricted Stock Unit” means a right granted under the Plan to receive Common Stock, cash or a combination thereof at the end of a specified period (except that Canadian Taxpayers may only receive Common Stock), which is subject to certain restrictions and to a risk of forfeiture.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means separation from service as defined in Section 1.409A-1(h) of the Regulations.

‘Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Stockholder” is a person who, at the time an Award is granted to such person under the Plan, owns more than 10% of the combined voting power of all classes of stock of the Corporation or of any Affiliated Entity (after application of the attribution rules set forth in Treas. Reg. § 1.424-1(d)).

“Stock Appreciation Right” or “SAR” means a right of the type described in Article 9.

“Subsidiary” means any subsidiary corporation as defined in Section 424(f) of the Code.

“Tax Act” means the Income Tax Act (Canada).

3. EFFECTIVE DATE AND TERM OF PLAN

3.1. Term of Plan; Amendment and Restatement. This Plan became effective as of the Effective Date and all Awards shall be governed by the Plan, as amended from time to time in accordance with Article 17. This Plan shall continue in effect until the Expiration Date, at which time the Plan shall automatically terminate.

3.2. Effect on Awards. Awards may be granted during the term of the Plan. No Awards may be granted after the expiration of the Plan term. Notwithstanding the foregoing, each Award properly granted under the Plan during the Plan term shall remain in effect after termination of the Plan until such Award has been exercised, terminated or expired, as applicable, in accordance with its terms and the terms of the Plan.

3.3. Stockholder Approval. This Plan will be submitted for approval by the Corporation’s stockholders no later than the next annual or special meeting of stockholders following the adoption of the Plan by the Board.

4. SHARES SUBJECT TO THE PLAN, AWARD AGREEMENTS AND MAXIMUM AWARDS

4.1. Number of Shares Available for Awards.

4.1.1. Share Authorization. Subject to adjustment as provided in Section 4.3, the maximum number of shares of Common Stock available for issuance to Participants under the Plan on or after the Effective Date (the “Share Authorization”) shall be 3,500,000 shares, which may be issued entirely through Incentive Stock Options or through a combination of any one or more of the forms of Awards permitted under the Plan, plus any shares of Common Stock which as of the Effective Date are available for issuance under the Prior Plan, or are subject to Prior Plan Awards which become available for future grants of Awards under the Plan following the Effective Date pursuant to forfeiture, expiration or termination provision contained in the first sentence of Section 4.1.2. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

4.1.2. Shares Available for Future Grant. Shares of Common Stock covered by an Award shall only be counted against the Share Authorization to the extent they are actually issued, provided, that, if any shares of Common Stock subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of shares of Common Stock subject to such Award, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such Award (including on payment in shares of Common Stock on exercise of a Stock Appreciation Right), such shares of Common Stock shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be available again for grant under the Plan. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Corporation, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Corporation, then in each such case the shares of Common Stock so tendered or withheld shall be added to the shares of Common Stock and available again for grant under the Plan for Awards other than Incentive Stock Options. Shares issued or transferred pursuant to an Award granted in substitution for outstanding Awards, or in connection with assumed Awards, previously granted by a company or other entity acquired by the Corporation or with which the Corporation combines, shall not count against the limits in this Section 4.1. hereof.

4.1.3. Limit on Incentive Stock Options. The aggregate maximum number of shares of Common Stock that may be subject to Awards of ISOs granted under the Plan shall be 3,500,000.

4.2. Awards to Non-Employee Directors. In each calendar year during any part of which this Plan is in effect, a Non-Employee Director may not receive Awards for such individual’s service on the Board that, taken together with any cash fees paid to such Non-Employee Director during such calendar year for such individual’s service on the Board, have a value in excess of $750,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that (a) the Committee may make exceptions to this limit, except that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous decisions involving compensation for Non-Employee Directors, and (b) for any calendar year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, such limit shall be increased to $1,000,000; provided, further, that the limit set forth in this Section 4.2 shall be applied without regard to Awards or other compensation, if any, provided to a Non-Employee Director during any period in which such individual was an employee of the Corporation or any Subsidiary or Affiliated Entity or was otherwise providing services to the Corporation or to any Subsidiary or Affiliated Entity other than in the capacity as a Non-Employee Director.

4.3. Adjustments in Authorized Shares. If the number of outstanding shares of Common Stock is increased or decreased through a Reorganization, recapitalization, reclassification or other exchange of shares, spin off, split off, stock dividend, stock split, reverse stock split or other similar transaction or change in corporate structure or shares of Common Stock, an appropriate and proportionate adjustment shall be made by the Committee, in its sole discretion in: (i) the number of shares of Common Stock included in the Share Authorization in Section 4.1.1 and the share limitation in Sections 4.1.3; (ii) the number of shares of Common Stock that may be issued under outstanding Awards; and (iii) the Award limits specified in Section 4.2. Subject to Section 17.1, in the event that the shares of Common Stock are changed into or exchanged for different kinds of shares or other securities of the Corporation through transactions of the type referenced above, or in the event of an extraordinary cash dividend, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan and in order to preserve the intended benefits of the Plan, may substitute or adjust, as applicable, the number and kind of shares or other securities that may be issued under the Plan or under particular forms of Awards, the number and kind of shares or securities subject to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

Subject to Section 17.1 and any applicable regulatory approval, the Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods, in order to preserve the intended benefits of the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. No amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A, except as permitted by such Section.

4.4 Agreements Evidencing Awards. Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Participant. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to the requirements of Section 16 hereof, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of the Corporation or its Subsidiaries or Affiliated Entities. By accepting an Award pursuant to the Plan, a Participant thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

5. ADMINISTRATION

5.1. General. The Committee shall be responsible for administering the Plan, subject to this Article 5 and the other provisions of the Plan. The Committee may retain attorneys, consultants, accountants, or other advisors as it may deem desirable for the administration of the Plan. The Committee, the Corporation, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such advisors. The fees of any such advisors shall be paid by the Corporation. All actions taken and all interpretations and determinations made by the Committee shall be entitled to the maximum deference permitted by law and will be final, binding and conclusive on and non-appealable by the Participants, beneficiaries, the Corporation, any Subsidiary of the Corporation, any Affiliated Entity and all other interested individuals.

5.2. Authority of the Committee. The Committee shall have full and, except as otherwise expressly provided in the Plan, exclusive power and discretion to exercise all powers granted to it and make all determinations under the Plan, including : (i) to construe, interpret and implement the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or entered into in connection with the Plan, interpret disputed facts related thereto, and to adopt or rescind such rules, regulations, forms, instruments, and guidelines for administering the Plan and its operations, as the Committee may deem necessary or appropriate; (ii) to select Participants to receive Awards under the Plan or recommend to the Board for approval any Award; (iii) to establish the terms and conditions of all Awards, including the terms and conditions to be set forth in Award Agreements; (iv) to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Corporation; and (v) subject to Article 17, to adopt modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the jurisdictions in which the Corporation and/or its Affiliated Entities operate or may operate.

5.3. Delegation. The Committee, in its sole discretion, may delegate the Committee’s authority and duties under the Plan among its members or, to the Chief Executive Officer of the Corporation, or to any other committee or administrative group within the Corporation, in its sole discretion and in any case to the extent permitted under applicable law, under such conditions and limitations as the Board or the Committee may from time to time establish, except that only the Committee may make any determinations regarding Awards to Participants who are subject to Section 16 of the Exchange Act. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

5.4. No Liability. No member of the Board or the Committee or any designee thereof will be liable for any action or inaction with respect to the Plan or any Award or any transaction arising under the Plan or any Award made in good faith, and shall be indemnified and held harmless by the Corporation to the maximum extent permitted by applicable law again and from:(i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such person in connection with or resulting from any action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith; and (ii) any and all amounts paid by such person, with the Corporation’s approval, in settlement thereof, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided that the Corporation will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Corporation gives notice of its intent to assume the defense, the Corporation will have sole control over such defense with counsel of the Corporation’s choice. The foregoing right of indemnification will not be available to a person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such person giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which persons may be entitled under the Corporation’s governing documents, pursuant to any indemnification agreements between such person and the Corporation, as a matter of law, or otherwise, or any other power that the Corporation may have to indemnify such persons or hold them harmless.

6. ELIGIBILITY

Only Eligible Persons shall be eligible to receive Awards under the Plan and may be selected from time to time to receive Awards by the Committee, in its sole and absolute discretion. Except as provided in the Plan or the Award Agreement to the contrary, no Participant (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of the Corporation with respect to shares of Common Stock subject to an Award until the delivery of such Shares.

7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grant of Restricted Stock and Restricted Stock Units. The Committee may grant Restricted Stock Awards and/or Restricted Stock Units to any Eligible Persons on terms and conditions as the Committee may determine, except that a Restricted Stock Award may not be granted to an Eligible Person that is a Canadian Taxpayer.

7.2. Restricted Stock or Restricted Stock Unit Award Agreement. Each Award of Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, the Period(s) of Restriction, the number of shares of Restricted Stock or the number of Restricted Stock Units granted, vesting terms (which can include, without limitation, time-based or performance-based terms) and such other provisions as the Committee shall determine in its discretion.

7.3. Other Restrictions. The Committee may impose such other conditions and/or restrictions on any shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, time-based restrictions, and/or restrictions under applicable laws, rules and regulations or under the requirements of any stock exchange or market upon which such shares of Common Stock are listed or traded, holding requirements or sale restrictions placed on the shares by the Corporation upon vesting of such shares of Restricted Stock or Restricted Stock Units, a requirement that Participants pay a stipulated purchase price for each share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, and/or time-based restrictions on vesting.

Except as otherwise provided in this Article 7, and subject in all cases to the requirements of applicable laws, rules and regulations, shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, shares of Common Stock, or a combination of cash and shares of Common Stock as the Committee, in its sole discretion shall determine, except that Restricted Stock Units shall only be paid in shares of Common Stock to Canadian Taxpayers.

7.4. Certificate Retention or Legend. To the extent that a certificate is issued to evidence shares of Restricted Stock, the Committee may determine in its sole discretion that such certificate shall: (i) be retained by the Corporation until such time as all conditions and/or restrictions applicable to such shares have been satisfied or lapse; and/or (ii) bear a legend such as the following or as otherwise determined by the Committee in its discretion:

The sale or transfer of shares of Common Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Hycroft Mining Holding Corporation 2025 Performance and Incentive Pay Plan, and in the associated Award Agreement. A copy of such Plan and Award Agreement may be obtained from Hycroft Mining Holding Corporation.

If and when the restricted period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

7.5. Voting and Other Rights. During the restricted period, a Participant who receives a grant of Restricted Stock will be the beneficial and record owner of such shares and each of the issued and outstanding shares of Restricted Stock shall at all times possess the same voting rights as all other issued and outstanding shares of Common Stock and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares.

A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder and will have on the rights of a general unsecured creditor of the Corporation with respect to such Restricted Stock Units until the delivery of shares of Common Stock or other consideration in settlement of the Restricted Stock Units, as provided in the Award Agreement

7.6. Dividends and Dividend Equivalents. The Committee may provide in the Award Agreement that outstanding shares of Restricted Stock shall be entitled to dividends if, as and when declared by the Board with respect to the Corporation’s shares of Common Stock on the same basis as all other issued and outstanding shares of Common Stock, provided that, during the restricted period such dividends shall be held by the Corporation and paid to the Participant only to the extent that the underlying shares of Restricted Stock vest. The Committee may, in its discretion, grant dividend equivalent rights with respect to any Restricted Stock Units entitling the Participant to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award at the time of grant, provided that such dividend equivalents shall be held by the Corporation and paid to the Participant upon the vesting of the underlying Award. Upon the grant of a dividend equivalent right, the Participant will have only the rights of a general unsecured creditor of the Corporation until payment of such amounts is made as specified in the applicable Award Agreement. The terms and conditions of such dividend equivalent rights, including the rate per Restricted Stock Unit, timing of payment and other requirements, shall be established by the Committee in its discretion, including whether such payments will be made in cash shares or another form, or subject to the requirements of Article 16 of the Plan. Such dividend equivalent rights may be paid by crediting the Participant’s account with additional Restricted Stock Units, with the number of additional Restricted Stock Units determined by the Committee; provided, however, that if an Award under the Plan is subject to vesting based upon the achievement of certain performance goals, any dividend and dividend equivalents, if any, with respect to such Award shall be paid only upon and to the extent that the underlying Award vests.

7.7. Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Corporation.

7.8. Deferred Payment Date. A Participant who is a Canadian Taxpayer may elect to set a deferred payment date with respect to any Restricted Stock Unit Award. To do so, such Participant must give the Committee written notice of the deferred payment date not later than sixty (60) days prior to the expiration of the Period of Restriction. A Participant shall not be permitted to give or change any such notice after the day which is sixty (60) days prior to the expiration of the Period of Restriction. Except as provided in Section 16.2, Participants who are United States-based taxpayers may not elect to set a deferred payment date.

8. STOCK OPTIONS

8.1. Grant of Stock Options. The Committee may grant Option Awards and determine whether an Option will be an Incentive Stock Option or a Non-qualified Stock Option, whether to couple an SAR with an Option, the number of shares of Common Stock to be subject to each Option, the Exercise Price, the number of installments, if any, in which each Option may vest, the expiration date of each Option and all other terms and conditions of each Option. Incentive Stock Option Awards may be granted only to Participants who are Employees. No dividends or Dividend Equivalent Rights shall be granted with respect to Stock Options.

8.2. Stock Option Award Agreements. Each Option Award granted pursuant to the Plan shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, terms consistent with the following provisions, and such other provisions as the Committee shall determine in its discretion:

8.2.1. Duration. Each Option and all rights associated therewith, shall expire on such date as the Committee may determine, but in no event later than the ten-year anniversary of the date of grant; provided, however, that in the case of an Incentive Stock Option granted to a Significant Stockholder, the date of expiration may in no event be later than the five-year anniversary of the date of grant. Unless otherwise determined by the Committee, if the exercise of a Non-Qualified Stock Option within the permitted time periods is prohibited because such exercise would violate the registration requirements under the Securities Act, or any other applicable law or the rules of any securities exchange or interdealer quotation system, the Corporation’s insider trading policy (including any blackout periods) or a “lock-up” agreement entered into in connection with the issuance of securities by the Corporation, then the expiration of such Non-Qualified Stock Option shall be extended until the date that is thirty (30) days after the end of the period during which the exercise of the Non-Qualified Stock Option would be in violation of such registration requirement or other applicable law or rules, blackout period or lock-up agreement, as determined by the Committee; provided, however, that in no event shall any such extension result in any Non-Qualified Stock Option remaining exercisable after the ten (10)-year term of the applicable Non-Qualified Stock Option.8.2.2. Exercise Price. The Exercise Price for each share of Common Stock that is the subject of an Option shall be determined by the Committee as of the date of grant, subject to adjustment pursuant to Section 17.2. The exercise price of any Option designated as a Non-qualified Stock Option shall be equal to no less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to such Option on the date of grant. The exercise price of any Option designated as an Incentive Stock Option shall be equal to (i) no less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to such Option on the date of grant, if granted to a Participant other than a Significant Stockholder; and (ii) no less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to such Option on the date of grant, if granted to a Significant Stockholder.

8.2.3. Vesting. Each Option granted under the Plan shall vest and be exercisable in such installments, if any, during the period prior to its expiration date as the Committee shall determine and set forth in the Award Agreement.

8.2.4. No Repricing. Except as otherwise permitted as an adjustment pursuant to Section 17.2 or as approved by the Corporation’s stockholders, the Exercise Price of an Option outstanding under the Plan may not be reduced or modified, whether through amendment, exchange, surrender, cancellation and re-grant, repurchase or other method to reduce the exercise price, or if the option is underwater, subject to modification or cancellation for a stock award, or cash, or be the subject of a buyout program.

8.3. Exercise of Options.

8.3.1. Notice by Participant. Each Participant (or such Participant’s Representative) who desires to exercise an Option shall give advance written notice (which may be electronic) of such exercise to the Corporation in such form as may be prescribed from time to time by the Committee or the management of the Corporation.

8.3.2. Payment of Exercise Price. Except as described in Section 8.3.3, in the discretion of the Committee, the Exercise Price for Stock Options may be payable in the following ways:

(a) by cash or by check payable to the Corporation;

(b) in shares of Common Stock (which are owned by the Participant free and clear of all liens and other encumbrances and which are not subject to vesting or other restrictions, including those set forth in Article 7) having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price for the shares being purchased;

(c) by requesting that the Corporation withhold such number of shares of Common Stock then issuable upon the exercise of the Stock Option as will have an aggregate Fair Market Value equal to the Exercise Price for the shares being acquired upon exercise of the Stock Option;

(d) by waiver of compensation due or accrued to the Participant for services rendered;

(e) provided that a public market for the Common Stock exists, and to the extent permitted by the Committee and applicable law through a cashless exercise with a broker-dealer; or

(f) by any combination of the foregoing. If the Exercise Price for a Stock Option is paid in whole or in part in shares of Common Stock, any portion of the Exercise Price representing a fraction of a share must be paid in cash. When full payment of the Exercise Price has been made to the Corporation, the Participant will be considered for all purposes the owner of the shares with respect to which payment has been made, subject to the restrictions set forth in the Plan or in the Award Agreement.

Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Corporation on terms acceptable to the Corporation with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.

No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

8.3.3. Payment of Exercise Price — Canadian Participants. Notwithstanding the terms of Section 8.3.2, with respect to Options held by Participants who are residents of Canada for purposes of the Income Tax Act (Canada) or Participants who were granted Options, all or partially, in respect of employment rendered in Canada, the payment of the Exercise Price associated with an Option may only be made in cash or by check payable to the Corporation.

8.3.4. Exercise by Participant. Unless otherwise provided herein or in an Award Agreement, an Option shall be exercisable during the Participant’s lifetime only by the Participant (or, in the case of the incapacity of the Participant, by the Participant’s Representative).

8.4. Special Provisions for Incentive Stock Options. In addition to the limitation applicable to Incentive Stock Options in Section 4.2.1, to the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock underlying an Incentive Stock Option granted to a Participant under the Plan (and any other option plans of the Corporation) that become exercisable for the first time by the Participant during any calendar year exceeds $100,000 (or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision), the portion of such Incentive Stock Option in excess of $100,000 (or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision) will be treated as a Non-qualified Stock Option. Except in the case of the Participant’s death or Permanent Disability, the portion of any Incentive Stock Option not exercised within three months after termination of employment with the Corporation and its Affiliated Entities will be treated as a Non-qualified Stock Option.

9. STOCK APPRECIATION RIGHTS

9.1. Grant of Stock Appreciation Rights. The Committee may grant an Award of Stock Appreciation Rights in connection with an Option Award (“Tandem SAR”) or independently of any Option Award (“Freestanding SAR”). No dividends or Dividend Equivalent Rights shall be granted with respect to SARs.

9.2. SAR Award Agreement. Each SAR Award granted pursuant to the Plan shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, terms consistent with the following provisions, and such other provisions as the Committee shall determine in its discretion:

9.2.1. Duration. Each SAR, and all rights associated therewith, shall expire on such date as the Committee may determine, but in no event later than the ten-year anniversary of the date of grant. Unless otherwise determined by the Committee, if the exercise of a SAR within the permitted time periods is prohibited because such exercise would violate the registration requirements under the Securities Act, or any other applicable law or the rules of any securities exchange or interdealer quotation system, the Corporation’s insider trading policy (including any blackout periods) or a “lock-up” agreement entered into in connection with the issuance of securities by the Corporation, then the expiration of such SAR shall be extended until the date that is thirty (30) days after the end of the period during which the exercise of the SAR would be in violation of such registration requirement or other applicable law or rules, blackout period or lock-up agreement, as determined by the Committee; provided, however, that in no event shall any such extension result in any SAR remaining exercisable after the ten (10)-year term of the applicable SAR.

9.2.2. Exercise Price. The Exercise Price for each share of Common Stock that is the subject of a SAR shall be determined by the Committee and shall not be less than the Fair Market Value of a share of Common Stock on the date of grant, subject to adjustment pursuant to Section 17.2. No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

9.2.3. Vesting. Unless otherwise specified in an Award Agreement, each SAR granted under the Plan shall vest and be exercisable in such installments, if any, during the period prior to its expiration date as the Committee shall determine at the time of grant

9.2.4. No Repricing. Except as otherwise permitted as an adjustment pursuant to Section 17.2 or as approved by the Corporation’s stockholders, the Exercise Price of a SAR outstanding under the Plan may not be reduced or modified, whether through amendment, exchange, surrender or cancellation and re-grant, repurchase or other method or cancelled for a stock award, or cash, or be the subject of a buyout program to reduce the exercise price.

9.2.5. Exercise of Tandem SAR. A Tandem SAR shall be exercisable to the extent, and only to the extent, the associated Option is exercisable and shall be exercisable only for such period as the Committee may determine. Upon exercise of a Tandem SAR, the Participant shall be required to surrender to the Corporation unexercised the Option to which it relates, or any portion thereof.

9.2.6. Exercise of Freestanding SAR. A Freestanding SAR may be exercised in accordance with the terms of the applicable Award Agreement.

9.2.7. Receipt of Shares or Cash Upon Exercise. Upon exercise of a SAR, the Participant shall receive that number of shares of Common Stock (rounded down to the nearest whole number) having an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock over the Exercise Price per share specified in the applicable Award Agreement, multiplied by the number of shares of Common Stock subject to the SAR, or portion thereof, which is exercised. However, the Committee may elect to settle, or the Award Agreement may permit the Participant to elect to receive (subject to approval by the Committee), any part or all of the Corporation’s obligation arising out of the exercise of the SAR by the payment of cash equal to the aggregate Fair Market Value of that part or all of the shares of Common Stock it would otherwise be obligated to deliver.

10. PERFORMANCE SHARES AND PERFORMANCE UNITS

10.1. Grant of Performance Shares and Performance Units. The Committee may grant Performance Shares and/or Performance Units to Eligible Persons.

10.2. Performance Share or Performance Unit Award Agreement. Each Award of Performance Shares or Performance Units shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, any performance metrics, the length of the performance period, vesting provisions and expiration date, and such other provisions as the Committee shall determine in its discretion.

10.3. Value of Performance Shares and Performance Units. Each Performance Share shall have an initial value based on one share of Common Stock on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance metrics in its discretion that, depending on the actual performance results, will determine the number and/or value of the Performance Shares and Performance Units that will be paid to the Participant.

10.4. Earning of Performance Shares and Performance Units. After the applicable Performance Period has ended, the holder of Performance Shares or Performance Units shall be entitled to receive a payout on the value and number of Performance Shares or Performance Units earned by the Participant over the Performance Period, if such payout is due as determined by the Committee, in its sole discretion, based on the actual results of the corresponding performance criteria.

10.5. Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares and Performance Units shall be made as determined by the Committee and as set forth in the applicable Award Agreements. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Shares and Performance Units in the form of shares of Common Stock or in cash (or a combination thereof) equal to their value, if any, other property or a combination thereof, at the end of the applicable Performance Period or as soon as practicable thereafter. If Shares of Common Stock are issued in payment of the Award, such shares may be granted subject to any restrictions deemed appropriate by the Committee, as set forth in the applicable Award Agreements.

10.6. No Dividends Payable. Awards of Performance Shares or Performance Units shall not be entitled to dividends with respect to the Corporation’s shares of Common Stock, but, in the discretion of the Committee, may be entitled to dividend equivalents earned and payable to the extent, and at the time, of any payout of such Award

11. OTHER STOCK-BASED AWARDS

The Committee may grant Other Stock-Based Awards (which may include unrestricted shares of Common Stock purely as a bonus and not subject to conditions) in such amounts and subject to such terms and conditions as the Committee determines appropriate. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under this Plan. Such Other Stock-Based Awards may entail the issue or transfer of actual shares of Common Stock or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

Each Other Stock-Based Award shall be evidenced by an Award Agreement that specifies the material terms and conditions of the Award, including, without limitation, any restrictions or vesting provisions, and whether such Award is entitled to dividends or dividend equivalents upon the expiration of the restricted period, and such other provisions as the Committee shall determine in its discretion.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified performance goals as the Committee may determine, in its sole discretion.

12. FORFEITURE AND TERMINATION OF EMPLOYMENT OR SERVICE AS A DIRECTOR OR CONSULTANT

12.1. Terms Provided in Award Agreements. Except as otherwise determined by the Committee in connection with particular Awards and set forth in the applicable Award Agreements, the provisions of Sections 12.2 and 12.3 shall apply to outstanding Awards held by a Participant at the time of termination of the Participant’s employment or the termination of a Participant’s service as a Director or Consultant.

12.2. Effect of Termination of Employment on Awards — Employees Only.

12.2.1. Termination. Subject to Section 12.2.2, and except as otherwise provided in an Award Agreement or other written agreement between the Corporation and the Participant, which may be entered into at any time before or after termination of employment of the Participant, in the event of the termination of an Employee Participant’s employment with the Corporation, a Subsidiary of the Corporation or an Affiliated Entity, (i) all of such Participant’s unvested Awards shall expire, terminate and be forfeited, and shall be void for all purposes, immediately on the date such Participant’s employment is terminated; and (ii) all of such Participant’s Awards that are vested on or prior to the date such Participant’s employment is terminated shall not expire for the applicable time period set forth below.

(a) Death or Permanent Disability. In the event such Participant’s employment with the Corporation, a Subsidiary of the Corporation or an Affiliated Entity terminates as a result of death or Permanent Disability, such Participant’s then vested Awards shall not expire until the earlier of (1) the date on which such Awards would have expired in accordance with their terms had such Participant remained employed; and (2) the date that is (A) one hundred eighty (180) days after the Participant’s employment is terminated, if the Award is not an Incentive Stock Option; or (B) twelve (12) months after the Participant’s employment is terminated, if the Award is an Incentive Stock Option.

(b) Termination for Cause. In the event such Participant’s employment with the Corporation, a Subsidiary of the Corporation or an Affiliated Entity terminates for Cause, such Participant’s then vested Awards shall expire, terminate and be forfeited upon the date the Participant’s employment is terminated. If such Participant’s employment is suspended pending an investigation of whether such Participant’s employment should be terminated for Cause, all of such Participant’s rights under any Award shall likewise be suspended during the period of such investigation.

(c) Other Termination. In the event such Participant’s employment with the Corporation, a Subsidiary of the Corporation or an Affiliated Entity terminates for any reason other than as a result of death, Permanent Disability or for Cause, such Participant’s then vested Awards shall not expire until the earlier of (1) the date on which such Awards would have expired in accordance with their terms had such Participant remained employed; and (2) the date that is ninety (90) days after such Participant’s employment is terminated.

12.2.2. Alteration of Vesting and Exercise Periods. Notwithstanding anything to the contrary in Section 12.2.1, the Committee may in its discretion designate shorter or longer periods to claim or otherwise exercise Awards following a Participant’s termination of employment; provided; however, (i) that in no event shall the term to exercise a Stock Option after termination of employment be extended beyond the original maximum term of such Stock Option; and (ii) that any shorter periods determined by the Committee shall be effective only if provided for in the Award Agreement or if such shorter period is agreed to in writing by the Participant. Notwithstanding anything to the contrary herein, Awards shall be claimed or exercisable by a Participant following such Participant’s termination of employment only to the extent that installments thereof had become exercisable on or prior to the date of such termination; provided, however, that the Committee may, in its discretion, elect to accelerate the vesting of all or any portion of any Awards that had not vested on or prior to the date of such termination

12.3. Effect of Termination of Engagement on Awards — Non-Employees Only.

12.3.1. Termination. Subject to Section 12.3.2, and except as otherwise provided in an Award Agreement or other written agreement between the Corporation and the Participant, which may be entered into at any time before or after termination of the engagement of the Participant, in the event of the termination of the engagement of a Director or Consultant, (i) all of such Participant’s unvested Awards shall expire, terminate and be forfeited, and shall be void for all purposes, immediately on the date such Director’s or Consultant’s engagement is terminated, and (ii) all of such Participant’s Awards that are vested on or prior to the date such Participant’s engagement is terminated shall not expire for the applicable time period set forth below.

(a) Death or Permanent Disability. In the event such Participant’s engagement with the Corporation or an Affiliated Entity terminates as a result of death or Permanent Disability, such Participant’s then vested Awards shall not expire until the earlier of (1) the date on which such Awards would have expired in accordance with their terms had such Participant remained engaged; and (2) the date that is one hundred eighty (180) days after the Participant’s engagement is terminated.

(b) Termination for Cause. In the event such Participant’s engagement with the Corporation or an Affiliated Entity terminates for Cause, such Participant’s then vested Awards shall expire, terminate and be forfeited upon the date the Participant’s engagement is terminated. If such Participant’s engagement is suspended pending an investigation of whether such Participant’s engagement should be terminated for Cause, all of such Participant’s rights under any Award shall likewise be suspended during the period of such investigation.

(c) Other Termination. In the event such Participant’s engagement with the Corporation or an Affiliated Entity terminates for any reason other than as a result of death, Permanent Disability or for Cause, such Participant’s then vested Awards shall not expire until the earlier of (1) the date on which such Awards would have expired in accordance with their terms had such Participant remained engaged and (2) the date that is thirty (30) days after such Participant’s engagement is terminated.

12.3.2. Alteration of Vesting and Exercise Periods. Notwithstanding anything to the contrary in Section 12.3.1, the Committee may, in its discretion, designate shorter or longer periods to claim or otherwise exercise Awards following a Director or Consultant Participant’s termination of engagement; provided, however, (i) that in no event shall the term to exercise a Stock Option after termination of an engagement be extended beyond the original maximum term of such Stock Option; and (ii) that any shorter periods determined by the Committee shall be effective only if provided for in the Award Agreement or if such shorter period is agreed to in writing by the Participant. Notwithstanding anything to the contrary herein, Awards shall be claimed or exercisable by a Participant following such Participant’s termination of engagement only to the extent that the installments thereof had become exercisable on or prior to the date of such termination; provided, however, that the Committee may, in its discretion, elect to accelerate the vesting of all or any portion of any Awards that had not vested on or prior to the date of such termination.

13. REORGANIZATIONS

13.1. Corporate Transactions Not Involving a Change in Control. If the Corporation shall consummate any Reorganization, not involving a Change in Control, in which holders of shares of Common Stock are entitled to receive in respect of such shares any securities, cash or other consideration (including, without limitation, a different number of shares of Common Stock), each Award outstanding under the Plan shall be subject to adjustment pursuant to and in accordance with Section 4.3.

13.2. Corporate Transactions Involving a Change in Control. In the event of a Change in Control, except to the extent otherwise provide in an Award Agreement, a Participant’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for an amount of cash or securities equal to their value, where in the case of stock options and stock appreciation rights, the value of such awards, if any, will be equal to their in-the-money spread value (if any), as determined in the sole discretion of the Committee; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of Employment within a specified period after a Change in Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; or (iv) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control, and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void), and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent consideration. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 13.2 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.

Notwithstanding any provision of the Plan to the contrary, a Participant’s entitlement, if any, to payment pursuant to this Section 13.2 shall be forfeited on the date that is six (6) months following the Change in Control (i) if, by such date, such Participant has not responded to any notice from the Corporation with respect to such Change in Control and has failed to notify the Corporation of a new address to which notices from the Corporation may be delivered in accordance with the terms of the applicable Award Agreement; or (ii) if such Participant fails by such date to provide the Committee with a bank account to which funds can be wired, information necessary for tax withholding or any other information reasonably requested by the Committee.

14. TRANSFERABILITY OF AWARDS; NO HEDGING

Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Participant to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 14 will be null and void and any Award which is hedged in any manner will immediately be forfeited.

15. ARBITRATION

The Committee may, as a condition to granting an Award, require that a Participant agree in writing to submit all disputes or claims arising out of or relating to any such Award to binding arbitration in accordance with such terms as the Committee shall prescribe.

16. COMPLIANCE WITH SECTION 409A

16.1. Compliance.

16.1.1. General. Any Award that is granted under the Plan shall be designed and administered so that the Award is either exempt from the application of, or compliant with, the requirements of Section 409A.

16.1.2. Terms of Award Agreement. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement shall include such terms and conditions as the Committee determines, in its discretion, are necessary or advisable to avoid the imposition on the Participant of an additional tax under Section 409A. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted, adjusted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A on a Participant; and (ii) if an Award Agreement with a Participant who is specified employee as defined under Section 409A provides for the deferral of compensation within the meaning of Section 409A, no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s Separation from Service or, if earlier, the date of the Participant’s death.

16.1.3. No Warranty. The Corporation does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Corporation, its Affiliated Entities nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant may owe as a result of the grant, holding, vesting, exercise or payment of any Award under the Plan.

16.2. Deferrals. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. Subject to compliance with Section 409A and the Regulations, the Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.

17. AMENDMENT, MODIFICATION, SUSPENSION, MINIMUM VESTING REQUIREMENT AND TERMINATION

17.1. Amendment, Modification, Suspension, and Termination. Subject to Sections 16.1 and 17.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan without stockholder approval in whole or in part. Unless otherwise determined by the Board, no termination, suspension, modification or amendment of the Plan shall be made without stockholder approval if stockholder approval is required by applicable United States federal, state, and local laws, rules, regulation, and any United States governmental or regulatory agency, including the Nasdaq Stock Market or any other established stock exchange or national market system on which the Corporation’s Common Stock is traded, provided, however, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code will be effective without the approval of the Company’s stockholders. Furthermore, no amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A, except as permitted by such Section.

17.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 17.1, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Corporation (or any of its Affiliated Entities) or the financial statements of the Corporation (or any Subsidiary of the Corporation or any of its Affiliated Entities) or of changes in applicable laws, rules, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. No amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A, except as permitted by such Section.

17.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 13.2, 17.1 and 17.2, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall materially adversely affect any Award previously granted under the Plan or otherwise impair the rights of a Participant, without the written consent of the Participant. Notwithstanding anything herein to the contrary, the Board or the Committee may amend this Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law, including Section 409A.

17.4. Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, no portion of any Award granted under the Plan shall vest in less than one year from the date on which the Award is granted; provided that the following shall not be subject to the foregoing minimum vesting requirement: (i) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting, (ii) vested Shares delivered in lieu of fully vested cash compensation; (iii) substitute awards granted in connection with an acquisition under Section 13, and (iv) any additional Awards that the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized. Further, nothing in this Section 17.4 shall limit the Committee’s ability to grant Awards that contain rights to accelerated vesting on a termination of employment or service as provided in Sections12.2.2 and 12.3.2, or limit the Committee’s powers under Section 13 of this Plan.

18. WITHHOLDING

18.1. Tax Withholding. The Corporation may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation is required to withhold by any law or regulation of any governmental authority whatsoever, without limiting the generality of the foregoing, through (i) the withholding of all or any portion of any payment or (ii) the withholding from the shares of Common Stock to be issued under the Plan a number of whole shares of Common Stock having a Fair Market Value not in excess of the tax withholding requirements based on the maximum statutory rates for the Participant for federal, state, provincial and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction. Subject to compliance with applicable laws, the Corporation, in its discretion, may elect to sell such withheld shares of Common Stock on the market for and on behalf of the Participant or to a broker of the Corporation’s choosing and remit all or a portion of the cash proceeds to the applicable tax authorities to satisfy the applicable withholding requirements. The Participant shall remit to the Corporation in cash any and all applicable withholding taxes that exceed the amount available to the Corporation using whole shares.

18.2. Share Withholding. In the discretion of the Committee, any Award other than Options or SARs may provide that a Participant who is an Employee may elect, in accordance with any conditions set forth in such Award, to satisfy in full the tax withholding obligation by authorizing the Corporation to withhold from the shares of Common Stock to be issued under the Plan a number of whole shares of Common Stock having a Fair Market Value not in excess of the tax withholding requirements based on the maximum statutory rates for the Participant for federal, state, provincial and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction (with any remainder to be withheld to be satisfied by the Participant remitting that amount to the Corporation in cash). Subject to compliance with applicable laws, the Corporation, in its discretion, may sell such withheld shares of Common Stock to a broker of the Corporation’s choosing and remit all or a portion of the cash proceeds to the applicable tax authorities to satisfy the applicable withholding requirements. This election and authorization to withhold shares is intended to comply with the requirements of Rule 10b5-1(c)(i)(B) of the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act.

18.3. Option or SAR Withholding. Upon the exercise of a Non-qualified Stock Option or a SAR, the Corporation shall have the right to: (i) require such Participant (or such Participant’s Representative) to pay the Corporation the amount of any taxes which the Corporation may be required to withhold with respect to such exercise; or (ii) deduct from all amounts paid in cash with respect to the exercise of a SAR the amount of any taxes which the Corporation may be required to withhold with respect to such cash amounts. In the discretion of the Committee, any Award may provide that a Participant or such Participant’s Representative may elect to satisfy in full the tax withholding obligations arising from the exercise of an Option or SAR by authorizing the Corporation to withhold from the shares of Common Stock to be issued under the Plan the tax withholding requirements based on the maximum statutory rates for the Participant for federal, state, provincial and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction (with any remainder to be withheld to be satisfied by the Participant remitting that amount to the Corporation in cash). Subject to compliance with applicable laws. The Corporation, in its discretion, may sell such withheld shares of Common Stock to a broker of the Corporation’s choosing and remit all or a portion of the cash proceeds to the applicable tax authorities to satisfy the applicable withholding requirements. No Participant or Participant’s Representative shall have the right to have shares of Common Stock withheld in excess of the tax withholding requirements based on the maximum statutory rates for the Participant for federal, state, provincial and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction. Shares of Common Stock used in either of the foregoing ways to satisfy tax withholding obligations will be valued at their Fair Market Value on the date of exercise.

19. SUCCESSORS AND ASSIGNS

All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

20. GENERAL PROVISIONS

20.1. Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

20.2. Severability. In the event that any provision of the Plan shall for any reason be held illegal, invalid or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law, rule or regulation deemed applicable by the Committee, such provision shall be construed or deemed amended to the minimum extent necessary to conform to such applicable law, rule or regulation or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

20.3. Requirements of Law. The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities or other stock exchanges as may be required.

20.4. Listing and Delivery of Title. Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Corporation shall have no obligation to issue such shares of Common Stock unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

The Corporation shall have no obligation to issue or deliver evidence of title for shares of Common Stock issued under the Plan prior to obtaining any approvals from governmental agencies or national securities or other stock exchanges that the Corporation determines are necessary or advisable and completion of any registration or other qualification of the shares of Common Stock under any applicable securities, “Blue Sky” or other laws that the Corporation determines to be necessary or advisable.

20.5. Inability to Obtain Authority. The inability of the Corporation to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

20.6. Investment Representations. The Committee may require any individual receiving shares of Common Stock pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the shares of Common Stock for investment and without any present intention to sell or distribute such shares of Common Stock. The Committee may also require any individual exercising a Stock Option or SAR or receiving shares of Common Stock to make such other representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance with the provisions of applicable securities laws and any other applicable legal requirements.

20.7. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Corporation, any Subsidiary of the Corporation and/or its Affiliated Entities may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Corporation, any Subsidiary of the Corporation or its Affiliated Entities under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity, as the case may be. All payments to be made hereunder shall be paid from the general assets of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity, as the case may be and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

20.8. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

20.9. Non-Exclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

20.10. No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Corporation’s, any Subsidiary of the Corporation or an Affiliated Entity’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity to take any action which such entity deems to be necessary or appropriate.

20.11. Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Participants or Eligible Persons (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements, as to Participants under the Plan and the terms and conditions applicable to Awards made under the Plan.

20.12. No Employment or Other Continuing Rights. Nothing contained in the Plan (or in any Award Agreement or in any other agreement or document related to the Plan or to Awards granted hereunder) shall confer upon any Eligible Person or Participant any right to continue in the employ (or other business relationship) of the Corporation, any Subsidiary of the Corporation or any Affiliated Entity or constitute any contract or agreement of employment or engagement, or interfere in any way with the right of the Corporation, any Subsidiary of the Corporation or any Affiliated Entity to reduce such person’s compensation or other benefits or to terminate the employment or engagement of such Eligible Person or Participant, with or without Cause. Except as expressly provided in the Plan or in any Award Agreement pursuant to the Plan, the Corporation shall have the right to deal with each Participant in the same manner as if the Plan and any such Award Agreement did not exist, including without limitation with respect to all matters related to the hiring, retention, discharge, compensation and conditions of the employment or engagement of the Participant. Any questions as to whether and when there has been a termination of a Participant’s employment or engagement, the reason (if any) for such termination, and/or the consequences thereof under the terms of the Plan or any Award Agreement shall be determined by the Committee, and the Committee’s determination thereof shall be final and binding.

20.13. References to Successor Statutes, Regulations and Rules. Any reference in the Plan to a particular statute, regulation or rule shall also refer to any successor provision of such statute, regulation or rule.

20.14. Conflicts. In case of any conflict between the Plan and any Award Agreement, the Plan shall control.

20.15. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without reference to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

20.16. Claw-back or Recapture Policy and Hedging/ Pledging Policy. All Awards, amounts or benefits received or outstanding under the Plan will be subject to claw-back, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms and conditions of the Corporation’s compensation recoupment policy and any other claw-back or recapture policy or Applicable Laws related to recoupment, including any amendments thereto, that the Corporation may adopt from time to time.

A Participant’s acceptance of an Award will constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable recoupment, claw-back or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any Applicable Laws relating to claw-back, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Laws, without further consideration or action.

Each Award Agreement evidencing an award under the Plan shall provide that to the extent provided in such recoupment policy or Applicable Laws and, in accordance with such policy or laws, Awards be repaid to the Corporation after they have been distributed to the Participant to the extent required by the terms of such recoupment policy.

Awards under the Plan will be subject to the terms of any hedging and pledging policy adopted by the Corporation from time to time before or after the Effective Date, and any other hedging and pledging policies that the Corporation’s Subsidiaries or Affiliated Entities may adopt from time to time.

20.17. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of this Plan.

20.18. Section 16(b) of the Exchange Act. It is the intent of the Corporation that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan conflicts with the intent expressed in this Section 20.18, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

20.19. Data Privacy Provisions. As a condition of receipt of any Award under the Plan, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20.19 by and among, as applicable, the Corporation, its Subsidiaries and Affiliated Entity, for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Corporation, its Subsidiaries and Affiliated Entities may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Corporation or any of its Subsidiaries or Affiliated Entities, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Corporation, its Subsidiaries and Affiliated Entities may each transfer the Data to any third parties assisting the Corporation in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Corporation in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Corporation or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Corporation with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Corporation may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consent described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.